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                                                  Filed Pursuant to Rule 424B(3)
                                                  File No. 333-57733


PROSPECTUS SUPPLEMENT

                                3,000,000 Shares

                                  PROVANT, INC.

                                  COMMON STOCK


                             ---------------------


         This Prospectus Supplement (the "Supplement") supplements PROVANT, Inc.'s Prospectus dated July 1, 1998 (the "Prospectus") that forms a part of its Registration Statement on Form S-4 (File No. 333-57733), as amended to date, by providing the Company's pro forma combined results of operations for the three-month period ended June 30, 1998, together with comparable pro forma combined results for the three-month period ended June 30, 1997. This information is derived from unaudited financial statements that reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. The operating results for the three-month period ended June 30, 1998 are not necessarily indicative of results to be expected for any future period. This Supplement should be read in conjunction with the Prospectus. Capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.


                      [See operating results on next page.]








           The date of this Prospectus Supplement is August 20, 1998.


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

                                  PROVANT, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                 Three Months Ended
                                                                     June 30,
                                                                     --------
                                                              1997           1998
                                                              ----           ----
Revenue ..................................................  $ 19,375        $22,159
Cost of revenue ..........................................     8,835          9,155
                                                            --------        -------
Gross profit .............................................    10,540         13,004
Operating expenses .......................................     7,501          9,466
Goodwill amortization ....................................       334            334
                                                            --------        -------
Income from operations ...................................     2,705          3,204
Other income (expense), net ..............................       (55)             3
                                                            --------        -------
Income before income taxes ...............................     2,650          3,207
Provision for income taxes ...............................     1,194          1,416
                                                            --------        -------
Net income ...............................................  $  1,456        $ 1,791
                                                            --------        -------
Earnings per share - basic ...............................  $   0.15        $  0.18
                                                            ========        =======
Earnings per share - diluted .............................  $   0.14        $  0.18
                                                            ========        =======

Shares used in computing earnings per share - basic ......     9,796          9,796
                                                            ========        =======
Shares used in computing earnings per share - diluted ....    10,169         10,169
                                                            ========        =======



The pro forma combined statements of operations give effect to the following as if they had occurred on April 1, 1997: (i) the Combination, (ii) the consummation of the IPO and the application of the net proceeds therefrom, (iii) acquisitions completed by one of the Founding Companies, Star Mountain, (iv) a provision for income tax for those Founding Companies that previously were taxed as S corporations, and (v) the Compensation Differential. The pro forma combined statement of operations for the three months ended June 30, 1998 excludes (i) non-recurring stock compensation charges and (ii) non-recurring fees paid for information related to the training and development industry (see "Certain Transactions" in the Prospectus).